Exhibit 99.2

ARM Holdings plc

DEFERRED ANNUAL BONUS PLAN

Adopted by the shareholders in general meeting on 25 April 2006

KPMG LLP
1 Puddle Dock
London
EC4V 3PD

CONTENTS

1	.	PURPOSE OF THE PLAN	3

2	.	DEFINITIONS AND INTERPRETATION	3

3	.	GRANT OF AWARDS AND PLAN LIMITS	9

4	.	DEFERRED SHARES	11

5	.	MATCHING SHARES	13

6	.	TAKEOVER, RECONSTRUCTION AND WINGING UP	16

7	.	VARIATION OF SHARE CAPITAL	18

8	.	ADMINISTRATION	19

9	.	ALTERATION	19

10	.	LEGAL ENTITLEMENT	22

11	.	GENERAL	23

RULES OF THE

ARM HOLDINGS PLC
DEFERRED ANNUAL BONUS PLAN

1.	PURPOSE OF THE PLAN

This Plan has been introduced to further align the interests of members of the executive Board and senior management of the Company and other Group Companies with those of shareholders by enabling executive directors and senior management to acquire Deferred Shares and to share in the benefit of Matching Shares in the event of superior financial performance by the Company.

2.	DEFINITIONS AND INTERPRETATION

2.1	Definitions

In this Plan, the following words and expressions shall have the following meanings:

	“ABI”	The Association of British Insurers.

	“Award”	An award of Deferred Shares and Matching Shares subject to terms set out in the Plan.

	“Award Letter”	A letter or other communication (which may include electronic communication) in such form agreed by the Committee from time to time.

	“Board”	The board of directors for the time being of the Company or a duly authorised committee thereof.

	“Bonus”	The gross amount (before tax and primary (employee’s) NIC) of any annual bonus to which a Participant may (but has not yet) become entitled in respect of a Bonus Year, a percentage of which shall be subject to mandatory deferral into Deferred Shares under this Plan.

“Bonus Year”	The financial year to which an annual bonus relates.

“Business Day”	Any business day on which the London Stock Exchange is open for trading.

“Committee”	The Remuneration Committee of the Board for the time being.

“Company”	ARM Holdings plc, registration number 2548782 or in relation to New Awards granted pursuant to rule 6.2.2 save for the purposes of rules 3.2, 3.3 and 9.1 the Company over whose shares a New Award has been granted.

“Control”	The meaning given by Section 840 of the Taxes Act.

“Daily Official List”	The register of listed securities and the prices of transactions published by the London Stock Exchange.

“Deferred Share”	A Share awarded under rule 4 and subject to the terms of the Plan.

“Eligible Employee”	Any person who is an employee or a director of a Group Company who, in the case of a director, devotes substantially all of his working time to the Group, and in either case is eligible to receive a Bonus in respect of the relevant Bonus Year.

“Grantor”	The Committee, or the Board, or the Trustee acting on the recommendation of, or with the consent of, the Committee, as the case may be.

“Grant Period”	The period referred to in rule 3.1 of the Plan.

“Group”	The Company and its Subsidiaries from time to time and “Group Company” shall be construed accordingly.

“ITEPA”	The Income Taxes (Employment and Pensions) Act 2003.

“Listing Rules”	The listing rules of the UK Listing Authority as amended from time to time.

“London Stock Exchange”	London Stock Exchange plc or any successor body carrying on the business of London Stock Exchange plc.

“Market Value”	In relation to a Share on any day, the closing middle market quotation (as derived from the Daily Official List) for a Share on the immediately preceding Business Day.

“Matching Share”	A Share awarded under rule 5 and subject to the terms of the Plan.

“Model Code”	Any code for transactions in securities by directors or employees issued and in force from time to time under the Listing Rules of the UK Listing Authority and/or any code adopted by the Board in addition to or replacement of such code.

“New Award”	An award over shares granted in consideration for the release of a Subsisting Award.

‘‘NIC’’	Class 1 National Insurance Contributions arising in the UK or any social security, social taxes, social insurance or other comparable liabilities arising in any other country.

“NIC Election”	An election in the form envisaged in Paragraph 3(B)(1) of Schedule 1 to the Social Security Contribution and Benefits Act 1992 as a result of which the secondary (employer’s) NIC liability in respect of the Vesting of the Award becomes the Participant’s liability.

“Official List”	The Official List of the UK Listing Authority for the purposes of section 74 of the Financial Services and Markets Act 2000.

“Participant”	Any Eligible Employee who receives an Award under the Plan.

“Plan”	The ARM Holdings plc Deferred Annual Bonus Plan.

“Plan Year”	The financial year immediately following the relevant Bonus Year.

“Redundancy”	The cessation of office or employment by reason of:

(a) cessation or intended cessation by an employing company of the business in which the relevant individual was employed; or

(b) the cessation or reduction in the requirements of an employing company for employees to carry out work of a particular kind (including carrying out work in a particular location).

“Retirement”	Cessation of a Participant’s employment or office with a Group Company by reason of retirement with the agreement of the Committee.

“Share”	A fully paid ordinary share in the capital of the Company.

“Subsidiary”	The meaning given by Section 736 of the Companies Act 1985.

‘‘Subsisting Award’’	An Award which has been granted and which has not been surrendered, renounced or lapsed and has not Vested.

“Tax Liability”	A liability to account for any tax, primary (employee’s) NIC, or other levy in respect of an Award by the Company or other Group Company (the “Relevant Company”), whether by reason of the grant or Vesting of an Award.

“Taxes Act”	The Income and Corporation Taxes Act 1988.

‘‘Treasury Shares’’	Shares in the Company as defined in section 162A Companies Act 1985 as inserted by the Companies (Acquisition of Own Shares) (Treasury Shares) Regulations 2003.

“Trustee”	The trustee or trustees for the time being of any employee benefit trust established for the benefit of all or substantially all of the Eligible Employees.

“Vest”	In the case of Deferred Shares, the meaning given by rule 4.3.1 and, in the case of Matching Shares, the meaning given by rule 5.2.3 or rule 5.2.4 (as the case may be) and the expression “Vesting”

and “Vested” and related terms shall have a corresponding meaning.

“Vesting Date”	The date on which an Award Vests, as specified in the Award Letter but subject to rule 4.5.2 or rule 5.5.2 (as appropriate).

“Vesting Period”	The period from the date on which an Award is granted to the Vesting Date.

“UK Listing Authority”	The Financial Services Authority acting in its capacity as a competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 and in the exercise of its functions in respect of admission to the Official List.

2.2	Interpretation

2.2.1	Headings are for convenience only and do not affect interpretation. Where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

2.2.2	A reference to a person includes a body corporate, an unincorporated body or other entity and vice versa.

2.2.3	A reference to a rule is to a rule of the Plan and a reference to any legislation, agreements or documents is to that legislation as modified or re-enacted and to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except as prohibited by the Plan.

3.	GRANT OF AWARDS AND PLAN LIMITS

3.1	Grant Period

The Grantor may grant Awards during a Grant Period, being the 42 days starting on:

	a)	the date on which the Plan was adopted;

	b)	the announcement of the Company’s results to the London Stock Exchange for any period;

	c)	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards;

	d)	any day on which changes to the law affecting such Awards are announced, effected or made; or

	e)	if the Grantor cannot grant Awards under (a) to (d) above due to restrictions imposed by statute, order, regulation, government direction, or the Model Code, within 42 days of the lifting of such restrictions.

3.2	Grant of Awards

The Grantor, acting with the consent of the Committee where the Grantor is not the Committee, may select any number of Eligible Employees to participate in the Plan, determine the percentage of an Eligible Employee’s Bonus which shall be subject to mandatory deferral in accordance with rule 4.2, determine the performance criteria relating to the corresponding Matching Shares and make Awards to them provided that they are Eligible Employees at the relevant date of Award and not then under notice of termination of employment whether given or received. The grant of such Awards shall be made or evidenced by Award Letters which the Grantor may from time to time in its absolute discretion issue, or cause to be issued, to Eligible Employees.

The Award Letter shall be in such form as the Committee determines from time to time and shall include the following information:

a)	the date of Award;

b)	the name of the Eligible Employee to whom the Award is made;

c)	the number of Deferred Shares under the Award;

d)	the number of Matching Shares under the Award;

e)	details of the performance criteria that apply to the Vesting of the Matching Shares;

f)	the Vesting Period for the Award being, subject to the rules of the Plan, normally the period of three years from the date of Award and in any event a period ending not earlier than the third anniversary of the beginning of the relevant Plan Year.

3.3	Plan limits

The aggregate of the number of Shares that may be issued (and when it is a best practice requirement of the ABI, the number of Treasury Shares that may be reissued under the Plan) pursuant to any proposed Awards on any day must not exceed 10% of the issued ordinary share capital of the Company on the last Business Day before the date of Award, when added to the total number of Shares which have been issued (and when it is a best practice requirement of the ABI, Treasury Shares which have been reissued) in the previous five years under the Plan and any other employee share scheme operated by the Company or which remain issuable or reissuable accordingly under Awards made under the Plan and awards (including options) granted under any other employee share schemes operated by the Company made in the previous five years. For the purpose of this rule 3.3, Shares issued to the Trustee in connection with specific Awards under the Plan shall count as Shares issued or issuable under the Plan.

4.	DEFERRED SHARES

4.1	Award of Deferred Shares

4.1.1	The Grantor may grant to a Participant an Award over such number of Deferred Shares as is determined in accordance with rule 4.2. Deferred Shares will be awarded on a date determined by the Grantor which will be during a Grant Period.

4.1.2	The award of Deferred Shares will take the form of a conditional right to receive Shares on the Vesting Date or such other form of Award as the Committee considers appropriate or desirable provided that such Award of Deferred Shares is not economically materially different from a conditional right to receive Shares.

4.2	Number of Deferred Shares

The number of Deferred Shares awarded to a Participant will be calculated as a percentage, being such percentage, subject to mandatory deferral into Deferred Shares under this Plan, as the Grantor may determine, of Bonus relating to the relevant Bonus Year, subject to a maximum of 100%, divided by the Market Value of a Share on the last Business Day preceding the date of Award, or if the Committee so determines, the average Market Value of a Share on a number of Business Days, not to exceed five, immediately preceding that date.

4.3	Vesting of Deferred Shares

4.3.1	The Deferred Shares subject to the Award shall cease to be subject to the provisions of rule 4.4 on the Vesting Date, whereupon the Shares subject to the Award shall forthwith be released to the Participant.

4.3.2	In respect of Awards where the Grantor is the Trustee, the Trustee shall retain or have the right to acquire sufficient Shares to satisfy the right to receive Shares on Vesting.

4.4	Leaver provisions

4.4.1	Subject to rule 11.4.2, where a Participant ceases to be an employee or officer of a Group Company prior to the Vesting Date for any reason except in the circumstances set out in rule 4.4.2, the Company or Trustee (as applicable) will deliver the Shares subject to the Deferred Share Award to him as soon as practicably possible after the date of cessation of employment or office.

4.4.2	Where a Participant ceases to be an employee or officer of a Group Company prior to the Vesting Date as a result of dismissal for gross misconduct, as determined by the Committee, he will immediately forfeit his Award of Deferred Shares unless the Committee, in its absolute discretion, determines otherwise.

4.5	Other provisions applying to Deferred Shares

4.5.1	No transfer or other transaction in relation to Deferred Shares will take effect if it is not in accordance with the Model Code.

4.5.2	Where the Vesting Date would otherwise fall on a date within a close period within the meaning of the Model Code, the Vesting Date shall not fall on such date but shall instead fall on the first day after the expiry of the relevant close period.

4.5.3	Where the number of Deferred Shares to be awarded is not a whole number, the number will be rounded down to the next whole number.

4.5.4	Except on the death of a Participant, Deferred Shares may not be transferred, assigned or novated except with the prior approval of the Committee.

4.5.5	During the Vesting Period a Participant shall have no right to instruct the Company or the Trustee (as applicable) to vote on the Deferred Shares held on his behalf and will not be entitled to receive any dividends or dividend equivalent payments which are paid in respect of his Deferred Shares.

5.	MATCHING SHARES

5.1	Grant of Matching Shares

5.1.1	The Grantor may award to a Participant Matching Shares according to such ratio as the Grantor may in its absolute discretion determine prior to the date of Award provided that the ratio shall not exceed two Matching Shares for each Deferred Share granted in accordance with rule 4. A Participant will not be required to pay anything for the grant of Matching Shares. Matching Shares will be awarded on the same date that the Deferred Shares to which they relate are awarded.

5.1.2	The award of Matching Shares may take the form of:

	a)	an immediate transfer of a beneficial interest in such Shares (subject to the Matching Share restrictions and provisions for forfeiture contained in the Plan); or

	b)	a conditional right to receive Shares on the Vesting Date or such other form of Award as the Committee considers appropriate or desirable provided that such Award of Matching Shares is not economically materially different from a conditional right to receive Shares.

5.2	Vesting of Matching Shares

5.2.1	Subject to the achievement of the performance criteria determined by the Committee, Matching Shares will Vest on the Vesting Date. To the extent that the Matching Shares do not Vest under this rule 5.2.1 or in accordance with rule 5.4 or rule 6, the Participant will forfeit his Matching Shares immediately.

5.2.2	The performance criteria, which must be based on objective conditions, imposed under rule 5.2.1 shall be:

	(a)	set out in the Award Letter or in a schedule referred to in the Award Letter;

(b) such, that the Vesting of Matching Shares after the fulfilment or attainment of such objective conditions shall not be dependent upon the further discretion of any person; and

(c) not capable of amendment or waiver unless events happen which cause the Committee to consider that the performance criteria have ceased to be a fair measure of performance whereupon the Committee may at any time amend, relax or waive the performance criteria provided that in the reasonable opinion of the Committee the varied performance criteria are materially no more or less difficult to satisfy than when originally imposed or last amended as the case may be.

5.2.3	Where the award of Matching Shares falls within rule 5.1.2 a), the Matching Shares subject to the Award shall cease to be subject to the provisions of rule 5.4 on the Vesting Date, whereupon the Participant shall be entitled to call for the transfer to him of his Matching Shares.

5.2.4	Where the award of Matching Shares falls within rule 5.1.2 b), the Matching Shares subject to the Award shall cease to be subject to the provisions of rule 5.4 on the Vesting Date, whereupon the the Shares shall forthwith be released and transferred to the Participant.

5.2.5	Where the award of Matching Shares falls within rule 5.1.2 a), the Matching Shares will be held by the Company or Trustee (as applicable) on behalf of the Participant during the Vesting Period or (as the case may be) until the forfeiture prior to the Vesting Date of those Matching Shares.

5.2.6	In respect of Awards where the Grantor is the Trustee and the award of Matching Shares falls within rule 5.1.2 b), the Trustee shall retain or have the right to acquire sufficient Shares to satisfy the right to receive Shares on Vesting.

5.3	Rights attaching to Matching Shares

During the Vesting Period a Participant shall have no right to instruct the Company or the Trustee (as applicable) to vote on the Matching Shares held on his behalf and will not be entitled to receive any dividends or dividend equivalent payments which are paid in respect of his Matching Shares.

5.4	Leaver provisions

5.4.1	Where a Participant ceases to be an employee or officer of a Group Company prior to the Vesting Date for any reason except as set out in rule 5.4.2, he will forfeit his Matching Shares immediately on the date of cessation of employment or office, unless the Committee, in its absolute discretion, determines otherwise.

5.4.2	Where a Participant ceases to be an employee or officer of a Group Company prior to the Vesting Date by reason of:

	a)	death;

	b)	serious injury, disability or illness, as determined by the Committee;

	c)	Retirement;

	d)	Redundancy;

	e)	a Participant’s employment or office being in a company which ceases to be a Group Company; or

	f)	the Participant’s contract of employment relating to a business or part of a business being transferred to a company which is not a Group Company,

his Matching Shares will Vest pro-rata to the length of time that has elapsed between the date of Award and the date of cessation of employment or office as compared to the Vesting Period specified in the relevant Award Letter pursuant to rule 3.2(f), and to the extent that the performance criteria relating to the Matching Shares is met at the date of cessation of employment or office, as determined by the Committee in its absolute discretion.

5.5	Other provisions applying to Matching Shares

5.5.1	No transfer or other transaction in relation to Matching Shares will take effect if it is not in accordance with the Model Code.

5.5.2	Where the Vesting Date would otherwise fall on a date within a close period within the meaning of the Model Code, the Vesting Date shall not fall on such date but shall instead fall on the first day after the expiry of the relevant close period.

5.5.3	Where the number of Matching Shares to be awarded is not a whole number, the number will be rounded down to the next whole number.

5.5.4	Except on the death of a Participant, Matching Shares may not be transferred, assigned or novated except with the prior approval of the Committee.

6.	TAKEOVER, RECONSTRUCTION AND WINDING UP

6.1	Control Events

The following events shall be Control Events:

6.1.1	A person (or a group of persons acting in concert) obtaining Control of the Company as a result of making an offer (whether a general offer or not) to acquire Shares (other than that which is already owned by him) which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of the Company;

6.1.2	A court sanctioning a compromise or arrangement for the purposes of or in connection with a scheme in relation to the Company or likely to apply to Shares under Section 425 of the Companies Act 1985;

6.1.3	A person becoming bound or entitled to acquire Shares under Sections 428 to 430F (inclusive) of the Companies Act 1985; or

6.1.4	The Company passing a resolution for voluntary winding up or an order being made for the compulsory winding up of the Company.

6.2	Control Event occurring prior to the Vesting Date

6.2.1	Subject to rule 6.2.2 upon a Control Event occurring prior to the Vesting Date:

	a)	all Deferred Shares will Vest immediately; and

	b)	Matching Shares will Vest pro rata to the length of time that has elapsed between the date of Award and the date of the Control Event as compared to the Vesting Period specified in the relevant Award Letter pursuant to rule 3.2(f), and to the extent that any performance criteria have been met at the date of the Control Event as determined by the Committee in its absolute discretion.

6.2.2	If as a result of the events specified in rules 6.1.1 or 6.1.2 a company will obtain Control of the Company, or a company will become bound or entitled as mentioned in rule 6.1.3, then notwithstanding rule 6.2.1 the Committee may in its discretion resolve that an Award will not Vest as a result of the operation of rule 6.2.1.

However, this rule 6.2.2 applies only where an offer is made with the agreement of that company for the grant of New Awards in consideration of the release of all Subsisting Awards. Such an offer must have been made before the end of the period ending:

	(a)	30 days following the date of change of Control referred to in rule 6.1.1;

	(b)	30 days following the court sanctioning a compromise or arrangement referred to in rule 6.1.2; or

	(c)	21 days following the first day of the period during which a person is bound or entitled to acquire Shares referred to in rule 6.1.3.

If no exchange offer is made within the periods so defined, rule 6.2.1 shall continue to apply.

A New Award issued in consideration of the release of an Award shall be evidenced by an appropriate letter which shall import the relevant provisions of these rules. Such New Award is deemed to be equivalent to the Subsisting

Award and to have been granted with the terms of this Plan.

A New Award shall, for all other purposes of this Plan, be treated as having been acquired at the same time as the corresponding released Award. The performance criteria shall continue to apply to the corresponding New Award subject to such amendments as the Committee may consider necessary pursuant to rule 5.2.2(c).

7.	VARIATION OF SHARE CAPITAL

7.1	Variation of Capital

If there is a variation of the share capital of the Company including but without prejudice to the generality of the preceding words a capitalisation, rights issue, open offer, sub-division, consolidation, reduction of share capital, a special dividend, a demerger (in whatever form) or other distribution in specie, the Committee may make such adjustments as it considers appropriate under rule 7.2.

7.2	Adjustments

An adjustment made under this rule 7.2 will be to one or more of the following:

	a)	the number of Shares subject to any Award; and

	b)	where the Deferred Shares or Matching Shares have Vested but no Shares have been issued or transferred, the number of Shares which may be issued or transferred.

7.3	Notice of Variation

As soon as reasonably practicable after making any adjustment under rule 7.2 the Committee will give notice in writing of the adjustment to any Participant affected by it.

8.	ADMINISTRATION

8.1	The Plan will be administered by the Committee. The Committee will have power to delegate the exercise of its powers or discretions arising under the Plan to any one or more persons (including, but not restricted to, a sub- committee of the Committee) for such period and on such conditions as the Committee may determine.

8.2	The Committee may at any time appoint or engage specialist service providers for the operation and administration of the Plan.

8.3	The Committee will ensure a complete register of Participants is maintained to facilitate efficient management and administration and to comply with regulatory reporting requirements.

8.4	The Plan may be administered in conjunction with an employee benefit trust.

8.5	Where the Committee is required to make a determination or is entitled to exercise discretion in respect of the Plan, that determination or discretion shall be exercised reasonably and in good faith.

9.	ALTERATION

9.1	The Board, on the advice of the Committee and subject to rules 9.4.1, 11.1 and 11.2, may at any time and from time to time alter the Plan by resolution provided that:

(a)	subject to rules 9.2 and 9.3, no amendment shall be effective which would materially prejudice the interests of Participants in relation to Awards already granted to them unless such prior consent or sanction of Participants is obtained as would be required under the provisions for the alteration of class rights contained in the Articles of Association of the Company for the time being if the Shares to be allotted or transferred in respect of Subsisting Awards constituted a separate but single class of shares and such Shares were entitled to such right;

(b)	the provisions relating to:

a.	the definition of Eligible Employee;

	b.	the limitations on the number of Shares which may be issued under the Plan;

	c.	any limit on benefits or any category of benefit that may be granted under the Plan to any one Participant;

	d.	any rights attaching to Deferred Shares or Matching Shares;

	e.	the rights of holders of Deferred Shares or Matching Shares in the event of a capitalisation issue, rights issue, open offer, sub-division or consolidation of shares or reduction or any other variation of capital of the Company; or

	f.	the terms of this rule 9.1(b); and/or

	g	the directors of the Company participating in the Plan,

cannot be altered to the advantage of Participants without prior approval of the members of the Company by ordinary resolution.

9.2	Notwithstanding rule 9.1(a) the Committee shall have authority to amend the terms of any Award without the consent of the Participant in any manner whatsoever to the extent that it deems it necessary or desirable to procure or attempt to procure (in compliance with the United States Internal Revenue Code ("the Code")) that his Award is not and/or does not become subject to any additional excise tax, interest and/or penalties under Section 409A of the Code.

9.3	If any provision of the Plan and/or the terms of an Award or prospective Award granted or proposed to be granted to a Participant or proposed Participant who is subject to taxation under the Code or is likely to become so would or might contravene any regulations or Treasury guidance promulgated under or in relation to Section 409A, or would or might cause such Award or prospective Award to be subject to the additional excise tax, interest and/or penalties under Section 409A of the Code, such provisions of the Plan applicable to the affected Award and/or the terms of a Subsisting Award and/or the terms of a prospective Award which it is considered may be or may become subject to taxation under the Code shall be automatically modified (in the case of a Subsisting Award) or modified in order in either case to maintain to the maximum extent practicable, the original intention of the Plan and/or the terms of the Subsisting or other Award without violating the provisions of Section 409A of the Code PROVIDED first, that such modifications would not themselves cause a breach of the Code and secondly that the terms of the Plan and/or the relevant Award will not, as a result be materially more advantageous to the affected Participant or potential Participant than other Awards under the Plan.

9.4	Minor alterations and subplans

9.4.1	Rule 9.1(b) will not apply to any minor alteration to the benefit of the administration of the Plan or any alteration to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Company.

9.4.2	The Board may, subject to rule 9.1(b), create sub-plans to the Plan which may make such amendments to the rules as it considers necessary or desirable to operate the Plan in any jurisdictions in which Eligible Employees are situated and may implement such sub-plans in the form of schedules to the Plan applicable to the specified jurisdiction and in particular the Board is hereby authorised to implement such sub-plans which may provide for additional terms and conditions (including holding periods imposed on Shares) provided such additional terms and conditions are not to the material advantage of the Participants of such sub-plans as opposed to the other Participants. For the avoidance of doubt, the Board is authorised to adopt a sub-plan or sub-plans for Eligible Employees situated in France, which satisfies the requirements for a French qualified free share plan, provided that the terms and conditions of such sub-plan(s) and awards thereunder are not materially different to the terms and conditions of this Plan.

9.5	Listing Rules

Any amendment to the Plan is subject to any restrictions or procedural requirements relating to the amendment of the rules of an employee incentive plan imposed by the Listing Rules.

10	LEGAL ENTITLEMENT

10.1	Ranking and listing

10.1.1	All Shares issued or transferred to a Participant under this Plan, will, from the date of issue or transfer, rank equally with all other issued Shares. If necessary, the Company will apply for official quotation of these Shares on the stock exchange on which Shares are listed.

10.1.2	The Company shall procure as far as it is able that the Shares forming part of an Award are listed on any stock exchange on which Shares are listed.

10.2	Rights of Participants

Subject to rule 4.4, nothing in this Plan or relating to participation in this Plan:

	a)	confers on any Eligible Employee or Participant the right to continue as an employee or officer of any Group Company;

	b)	confers on any employee the right to become or remain an Eligible Employee or Participant under the Plan;

	c)	will be taken into account in determining a Participant’s salary or remuneration for the purposes of superannuation or other pension arrangements;

	d)	affects the rights and obligations of any Eligible Employee or Participant under the terms of his office or employment with a Group Company;

	e)	affects any rights which a Group Company may have to terminate the employment or office of an Eligible Employee or Participant or will be taken into account in determining an Eligible Employee’s or Participant’s termination or severance pay;

	f)	may be used to increase damages in any action brought against a Group Company in respect of such termination; and

	g)	confers any responsibility or liability on any Group Company or its directors, officers, employees, representatives or agents in respect of any taxation liabilities of the Eligible Employee or Participant.

11.	GENERAL

11.1	Law, Listing Rules and the Articles of Association

The Plan and all offers and issues of Deferred Shares and Matching Shares under the Plan are subject to the law, the Listing Rules and the Articles of Association of the Company, each as in force from time to time.

11.2	Termination and suspension

Awards may only be granted under this Plan for a period of ten years commencing on the date on which the Plan is approved by the Company’s shareholders, or such shorter time as the Committee may, in its absolute discretion, determine. Such suspension or termination of the Plan will not affect any existing grants of Awards made under the Plan and the terms and conditions of the Plan will continue to apply to such Awards.

11.3	Costs and expenses

Subject to the succeeding provisions of this rule 11.3, the Company will pay and bear all expenses, costs and charges in relation to the establishment, implementation and administration of the Plan, including all costs incurred in or associated with the issue or purchase of Shares (except for any Tax Liabilities which are required to be reimbursed by Participants pursuant to rule 11.4.1) for the purposes of the Plan. Each Group Company will, if required by the Committee, reimburse the Company for any such costs and charges to the extent that they relate to its employees or former employees.

11.4	Withholding

11.4.1	If any person (not being a Participant) is obliged as a result of or in connection with the grant or Vesting of an Award to account for any Tax Liability, then that person is entitled to reimbursement by the Participant for the amounts so paid or payable.

11.4.2	Where rule 11.4.1 applies, the Company is not obliged to pay the relevant amount or issue or transfer the relevant Shares to the Participant unless the relevant person is satisfied that arrangements have been made for reimbursement. Those arrangements may include, without limitation, the sale, on behalf of the Participant, of sufficient Shares issued or transferred or otherwise to be issued or transferred to the Participant so that the net proceeds (after any costs of sale) payable to the relevant person are so far as possible equal to but not less than the amount payable to the appropriate authorities and shall account to the Participant for any balance.

11.4.3	The Committee may require any Participant, as a condition of the Award to enter into an agreement, a NIC Election or accept that a NIC Election that has already been entered into will apply to the Award being granted, transferring the cost of all or part of the secondary (employer’s) NIC on the Vesting of the Award to the Participant. The Committee may in its discretion at any time or times release the Participant from this liability or reduce his liability hereunder provided that where a NIC Election has been entered into between the relevant Group Company and that Participant any amendment to that election to reduce the Participant’s liability will require prior approval of the Her Majesty’s Revenue and Customs.

Where such an agreement or NIC Election has been validly made, and to the extent that it has not been released or reduced, the secondary (employer’s) NIC subject of that agreement or NIC Election will be reimbursed by the Participant to the relevant Group Company in accordance with rule 11.4.2.

11.5	Data protection

It is a condition of participation in this Plan that each Participant consents to the holding and processing of personal data provided by the Participant to any Group Company for all purposes relating to the operation of the Plan. These include, but are not limited to:

	a)	administering and maintaining Participants’ records;

	b)	providing information to the Trustee, registrars, brokers or third party administrators of the Plan;

	c)	providing information to future purchasers of the Company or the Group Company in which the Participant works; and

	d)	transferring information about the Participant to a country or territory outside the United Kingdom, if necessary.

11.6	Dispute

Any disputes or differences of any nature arising under the Plan will be referred to the Committee and its discretion will be final and binding.

11.7	Notices

Any notice or other communication under or in connection with the Plan may be given by the Company or the Trustee (or an agent of one of them) either personally or by post or fax or e-mail or intranet, and to the Company or the Trustee in a form previously determined as being acceptable to the Committee, either personally or by post or fax or e-mail or intranet to the Secretary of the Company or the Trustee. Items sent by post shall be pre-paid and shall in the case of notices or communications to the Company or the Trustee be treated as received on the day actually received by the Company or the Trustee and in the case of notices from the Company or the Trustee shall be deemed to have been received 48 hours after posting. A requirement under these rules for the making of any payment may be discharged by the electronic transmission of an authorisation to charge any account or credit card.

11.8	Governing law

The Plan and the rights of Eligible Employees and Participants under the Plan are governed by and will be construed in accordance with the laws of England and Wales.